EX-23

                            CONSENT OF ACCOUNTANTS

                            Stefanou & Company, LLP
                                McLean, Virginia



March 20, 2002


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  The Majestic Companies, Ltd. - Form S-8

Dear Sir/Madame:

     As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-
8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated February 14, 2002 included in The Majestic Companies, Ltd.'s Annual Report on Form 10-KSB for the year ended December 31. 2001, and to all References to our firm included in this Registration Statement.

Sincerely,


/s/  Peter Stefanou
Peter Stefanou, CPA